EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-108416, 333-103515, 333-81940, 333-85486 and 333-115216 of Duke Energy Corporation on Form S-3, Registration Statement Nos. 333-123419, 333-29563, 333-12093, 333-50317, and 333-84222 of Duke Energy Corporation on Form S-8, and Registration Statement No. 333-126318 of Duke Energy Holding Corp. on Form S-4, of our reports dated March 3, 2006, relating to the financial statements and financial statement schedule of Duke Energy Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of new accounting pronouncements) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Duke Energy Corporation for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Charlotte, North Carolina

March 3, 2006